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                     October 17, 2023

       Robert Andersen
       Chief Financial Officer
       Xperi Inc.
       2190 Gold Street
       San Jose, CA 95002

                                                        Re: Xperi Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 6, 2023
                                                            File No. 001-41486

       Dear Robert Andersen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Becky Marquez